EXHIBIT 99.1

                                 FOR:   Consolidated Graphics, Inc.

                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President & Treasurer
                                        (713) 529-4200

                             CONTACT:   Betsy Brod/Nancy Healy
                                        Media: Stan Froelich
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

FOR IMMEDIATE RELEASE

             CONSOLIDATED GRAPHICS TO ACQUIRE GEYER PRINTING COMPANY
                           IN PITTSBURGH, PENNSYLVANIA

     HOUSTON, TEXAS -- JULY 21, 1997 -- CONSOLIDATED GRAPHICS, INC. (NYSE/CGX) today announced the signing of a letter of intent in which Geyer Printing Company in Pittsburgh, Pennsylvania will become part of its growing group of commercial printing companies. Consolidated Graphics will acquire Geyer in a stock-for-stock transaction; other terms of the transaction were not disclosed. Geyer, founded in 1909, is one of the leading commercial printing companies in Pittsburgh.

     Geyer Printing Company's President, Bruce McGough, and Vice President, Tom Samuels, will continue to lead the company after the transaction is completed. Commenting on the announcement, McGough said, "This is a great day for Geyer and our employees because we're joining an industry leader that has the financial resources, marketing expertise and vision to help us prosper and grow. Consolidated Graphics and Geyer are committed to growing together and offering the highest-quality products and services to our customers."

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, stated, "With the recent addition of two new printing presses, a long-standing reputation for superior quality, and a pre-eminent position within their market, Geyer Printing Company will give us a strong foothold in Pittsburgh and Western Pennsylvania. This transaction continues our strategy of acquiring successful companies with strong managements."

     Consolidated Graphics, Inc. is recognized as the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending announced acquisitions, Consolidated Graphics will have 24 companies in 19 markets with annualized revenues in excess of $225 million.